EXHIBIT 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of Sitio Royalties Corp.’s (the “Company,” “we,” “us” or “our”) Class A common stock, par value $0.0001 per share, Class C common stock, par value $0.0001 per share, private and public warrants, is based upon our amended and restated certificate of incorporation (the “A&R Charter”) and our amended and restated bylaws (the “A&R Bylaws”). We have summarized certain portions of our A&R Charter and A&R Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our A&R Charter and A&R Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Capital Stock

Our authorized capital stock consists of 240,000,000 shares of Class A common stock, 120,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock.

Common Stock
Class A common stock

Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on our stockholders. Holders of the Class A common stock and holders of the Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or the A&R Charter. Notwithstanding the foregoing, except as otherwise required by law or the A&R Charter (including any preferred stock designation), holders of shares of Class A common stock shall not be entitled to vote on any amendment to the A&R Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the A&R Charter (including any preferred stock designation) or as required by applicable provisions of the Delaware General Corporation Law (the “DGCL”), or applicable stock exchange rules. In addition, holders of Class A common stock, voting as a separate class, are entitled to approve any amendment, alteration or repeal of any provision of the A&R Charter (whether by merger, consolidation or otherwise), if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class A common stock, the powers, preferences or rights of the Class A common stock, relative to the powers, preferences or rights of any other class of common stock, as such relative powers, preferences or rights exist as of the date of the A&R Charter.

Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock.

The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class C common stock

Holders of the Class C common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or the A&R Charter. Notwithstanding the foregoing, except as otherwise required by law or the A&R Charter

EXHIBIT 4.8

(including any preferred stock designation), holders of shares of Class C common stock shall not be entitled to vote on any amendment to the A&R Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the A&R Charter (including any preferred stock designation) or as required by applicable provisions of the DGCL or applicable stock exchange rules. In addition, holders of Class C common stock, voting as a separate class, are entitled to approve any amendment, alteration or repeal of any provision of the A&R Charter (whether by merger, consolidation or otherwise), if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class C common stock, the powers, preferences or rights of the Class C common stock, relative to the powers, preferences or rights of any other class of common stock, as such relative powers, preferences or rights exist as of the date of the A&R Charter.

Under the A&R Charter, no dividends may be declared or paid on shares of Class C common stock and holders of Class C common stock do not receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. In addition, the Company may not enter into any agreement providing for (i) a merger, consolidation or other business combination requiring the approval of the Company’s stockholders, (ii) any acquisition of all or substantially all of the Company’s assets or (iii) any tender or exchange offer by the Company or any third party to acquire stock of the Company (collectively, a “sale transaction”) in which it is proposed that (1) the shares of Class C common stock are converted into the right to receive, directly or indirectly, in connection with such sale transaction, any consideration or (2) each share of Class C common stock, together with each common unit representing limited partnership interests (the “OpCo Units”) in Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, are converted into the right to receive, in connection with a sale transaction, a different amount of consideration on a per share basis as that received by each share of Class A common stock.

The shares of Class C common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class C common stock. All outstanding shares of our Class C common stock are fully paid and non-assessable.

Warrants

We have outstanding private placement warrants (each, a “Private Placement Warrant”) and public warrants (each, a “Public Warrant” and together with the Private Placement Warrants, the “Existing Warrants”) that were issued and sold in connection with our predecessor’s initial public offering.

Public Warrants

Each four Public Warrants entitles the registered holder to purchase one share of Class A common stock at a price of $44.84 per share, subject to certain adjustments, at any time. Public Warrants must be exercised for a whole share. The Public Warrants will expire on August 23, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the satisfaction of our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Public Warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

We agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. We will use our best efforts to maintain the effectiveness of that registration statement, and a current prospectus relating thereto,

EXHIBIT 4.8

until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement, dated July 20, 2017 between the Company and Continental Stock Transfer & Trust Company, as amended by the assignment, assumption and amendment agreement, dated December 29, 2022 by and among the Company and other parties thereto (as amended, the “Warrant Agreement”). Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event that we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable Blue Sky laws to the extent an exemption is not available.

Subject to the restrictions described below, once the Public Warrants become exercisable, we may redeem the Public Warrants:

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in whole and not in part;
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at a price of $0.01 per Public Warrant;
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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $72.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As described further below under “—Private Placement Warrants,” the Private Placement Warrants will not be redeemable by the Company so long as they are held by Osprey Sponsor, LLC (“Sponsor”) or its permitted transferees.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $72.00 redemption trigger price as well as the $44.84 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a redemption. If we call the Public Warrants for redemption and our management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

EXHIBIT 4.8

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a

EXHIBIT 4.8

national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrants properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by the Company so long as they are held by Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in our predecessor’s initial public offering. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the units sold in our predecessor’s initial public offering.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The Private Placement Warrants have the terms set forth in the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Certain Anti-Takeover Provisions of Delaware Law
Delaware Law

Section 203 of the DGCL (“Section 203”), subject to certain exceptions set forth therein, prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors before the date the interested stockholder attained that status;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

EXHIBIT 4.8

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A corporation may elect not to be subject to Section 203. We have elected to not be subject to the provisions of Section 203.

A&R Charter and A&R Bylaws

Provisions of our A&R Charter and A&R Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our A&R Charter and A&R Bylaws:

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provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our A&R Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders;
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authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
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provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;
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provide that special meetings of our stockholders may be called only by our board pursuant to a majority vote of our board and the ability of our stockholders to call a special meeting is specifically denied; and
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provide that our A&R Bylaws may be amended by unilateral action of a majority of the board of directors.
Corporate Opportunity

The A&R Charter provides that, to the fullest extent permitted by law, (i) the Company renounces all interest and expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities presented to any of its directors, stockholders or certain other exempted persons, including KMF DPM HoldCo, LLC and Chambers DPM HoldCo, LLC, each an affiliate of Kimmeridge, Rock Ridge Royalty Company, LLC and Royal Resources, L.P., each an affiliate of Blackstone Inc., and Source Energy Leasehold, LP and Permian Mineral Acquisitions, LP. (collectively, the “Exempted Persons”), or affiliates of such persons, (ii) none of the Company’s directors or stockholders or the Exempted Persons that is not an employee of the Company or its subsidiaries has a duty to refrain from engaging in the same or similar business activities or lines of business as the Company or its subsidiaries, and (iii) none of the Company’s directors or stockholders or the Exempted Persons that is not an employee of the Company or its subsidiaries has a duty to communicate or offer such business opportunities to the

EXHIBIT 4.8

Company, unless such potential transaction or business opportunity is expressly offered to a director solely in his or her capacity as a director of the Company or its subsidiaries.

Limitation of Liability

The A&R Charter provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Indemnification

The A&R Charter and A&R Bylaws provide that, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Company will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such person in connection with such proceeding.

Exclusive Forum

The A&R Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have jurisdiction, another state or federal court siting in the State of Delaware with subject matter jurisdiction, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the A&R Charter or the A&R Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the A&R Charter or the A&R Bylaws, or (v) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Listing

Our Class A common stock is listed on the NYSE under the symbol “STR.” Our warrants are listed on the NYSE American LLC under the symbol “STR WS.”